Exhibit 10.50

NOTE:  Portions of this document marked “***” have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment of the omitted and separately filed portions.

SUPPLY AGREEMENT

THIS SUPPLY AGREEMENT (the “Agreement”) is made and entered into as of March 10, 2006, (the “Effective Date”) between AVI BIOPHARMA, INC. (as defined below, “Supplier”), an Oregon corporation, and COOK GROUP INCORPORATED (as defined below, “Company”), an Indiana corporation.

WITNESSETH:

WHEREAS, Supplier is establishing manufacturing facilities to manufacture drugs such as the Drug (as defined below);

WHEREAS, Company and Supplier have entered into a License and Development Agreement of even date herewith with respect to the Drug (the “License and Development Agreement”);

WHEREAS, Company and Supplier have entered into an Investment Agreement of even date herewith with respect to the Drug (the “Investment Agreement”);

WHEREAS, Supplier and Company wish to enter into this Agreement regarding Supplier’s supplying the Drug (as defined below) to Company;

AGREEMENTS:

NOW THEREFORE, in consideration of the representations, warranties, covenants and agreements contained herein, and for other valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties mutually agree as follows:

ARTICLE 1.

DEFINITIONS

1.1.                                                     Specific Definitions. As used in this Agreement, the following terms shall have the meanings set forth or as referenced below:

“Actual Cost” means the cost of non-manufacturing activities performed by AVI personnel pursuant to this Agreement, including direct labor, materials, travel, and allocated overhead costs.

“Affiliate” of a specified person (natural or juridical) means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified. “Control” shall mean ownership of more than 50% of the shares of stock entitled to vote for the election of directors in the case of a corporation, and more than 50% of the voting power in the case of a business entity other than a corporation.

“Agreement” means this Agreement and all Exhibits and Schedules hereto.

“Company” means Cook Group Incorporated and its Affiliates.

“Confidential Information” means know-how, trade secrets, and unpublished information disclosed (whether before or during the term of this Agreement) by one of the parties (the “disclosing party”) to the other party (the “receiving party”) or generated under this Agreement, excluding information which:

(a)                       was already in the possession of receiving party prior to its receipt from the disclosing party (provided that the receiving party is able to provide the disclosing party with reasonable documentary proof thereof and, if received from a third party, that such information was acquired without any party’s breach of a confidentiality or non-disclosure obligation to the disclosing party related to such information);

(b)                      is or becomes part of the public domain by reason of acts not attributable to the receiving party;

(c)                       is or becomes available to receiving party from a source other than the disclosing party which source, has rightfully obtained such information and has no obligation of non-disclosure or confidentiality to the disclosing party with respect thereto; or

(d)                      has been independently developed by the receiving party without breach of this Agreement or use of any Confidential Information of the other party.

“Drug” has the meaning given such term in the License and Development Agreement.

“Effective Date” has the meaning set forth in the recitals hereto.

“FDA” means the United States Food and Drug Administration.

“Force Majeure” means any event or condition, not existing as of the date of this Agreement, not reasonably foreseeable as of such date and not reasonably within the control of either party, which prevents in whole or in material part the performance by one of the parties of its obligations hereunder, such as an act of government, war or related actions, civil insurrection, act of terrorism, riot, sabotage, strike, epidemic, fire, flood, windstorm, and similar events.

“GMP” means Good Manufacturing Practices as defined in 21 CFR Parts 210 through 226 and Parts 600 through 680 and any successor provisions thereof that apply to production of the Drug under this Agreement.

“Intellectual Property” means U.S. and foreign patents and patent applications, trademarks, service marks and registrations thereof and applications therefor, copyrights and copyright registrations and applications, mask works and registrations thereof, know-how, trade secrets, inventions, discoveries, ideas, technology, data, information, processes, drawings, designs, licenses, computer programs and software, and technical information including but not limited to information embodied in material specifications, processing instructions, equipment specifications, product specifications, confidential data, electronic files, research notebooks, invention disclosures, research and development reports and the like related thereto and all amendments, modifications, and improvements to any of the foregoing.

“Indemnifiable Losses” has the meaning set forth in Section 7.1.

“Indemnitee” has the meaning set forth in Section 7.3.

“Indemnitor” has the meaning set forth in Section 7.3.

“Investment Agreement” has the meaning set forth in the recitals hereto.

“License and Development Agreement” has the meaning set forth in the recitals hereto.

“Product Liability Damages” means any liability, claim or expense, including but not limited to reasonable attorneys’ fees and medical expenses, arising in whole or in part out of claims of third parties for personal injury or loss of or damage to property relating to or arising out of the Products, whether based on strict liability in tort, negligent manufacture of product, or any other allegation of liability arising from the design, testing, manufacture, packaging, labeling (including instructions for use), or sale of the Products.

“Product” means the final formulation or configuration of the Drug with or without a device or delivery mechanism such as a stent, catheter, or microbubble formulation.

“Specifications” means the specifications and formulations for the Products as agreed to by the parties. Within sixty (60) days of the Effective Date, the parties will agree in writing to initial Specifications for each Product to be developed. Thereafter, Specifications for a particular Product may be amended from time to time upon mutual agreement of the parties. Specifications specifically developed by Company or included in any FDA approval of the Drug, but excluding in either case Supplier Specifications (as defined herein), shall be referred to as “Company Specifications.”  “Supplier Specifications” shall mean specifications developed by Supplier and incorporated into the Specifications without modification by Company.

“Supplier” means AVI BioPharma, Inc. and its Affiliates.

“Term” has the meaning set forth in Section 8.1.

“Warranty Exclusions” has the meaning set forth in Section 5.1.

1.2.                                                     Other Terms. Other terms may be defined elsewhere in the text of this Agreement and shall have the meaning indicated throughout this Agreement.

1.3.                                                     Definitional Provisions.

(a)                       The words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provisions of this Agreement.

(b)                      The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

(c)                       References to an “Exhibit” or to a “Schedule” are, unless otherwise specified, to one of the Exhibits or Schedules attached to or referenced in this Agreement, and references to an “Article” or a “Section” are, unless otherwise specified, to one of the Articles or Sections of this Agreement.

(d)                      The term “person” includes any individual, partnership, joint venture, corporation, trust, unincorporated organization or government or any department or agency thereof.

ARTICLE 2.

SUPPLY

2.1.                                                     Supply of Drug. Commencing upon the closing of transactions contemplated by the Investment Agreement, Supplier shall manufacture, or have manufactured, and supply to Company all of Company’s orders for Drug made under Article 3, in accordance with the Specifications in effect at the time of order for each Product and with Company’s schedule for deliveries. In the event of any Drug or material shortages or temporary or long-term production capacity restraints or Force Majeure events, Supplier may allocate production capacity among customers, but, in all events will supply Company on a priority basis over supplying any other customers.

2.2.                                                     Promotion and Training. Upon a reasonable request by Company and subject to staff and support availability, Supplier will assist Company in preparing promotional, marketing and training literature and instructions for the Products, including any artwork,  will conduct training courses and seminars to educate medical professionals on the use of Products and their use in connection with Company’s medical devices and for training its marketing, sales, and distribution groups, and will provide Company with training related to the sale of Products. Company shall reimburse Supplier’s Actual Costs in providing all services and support pursuant to this Section 2.2. Within thirty (30) days of the end of each calendar quarter in which costs were incurred, Supplier will send Company an invoice specifying the Actual Cost of services and support provided in the just-ended quarter and the payment due. Within thirty (30) days of receiving each such invoice, Company will make a payment to Supplier for the full amount due.

2.3.                                                     Packaging and Labeling. Supplier shall package and label the Drug in accordance with packaging and labeling specifications to be mutually agreed upon by Company and Supplier and approved by the FDA.

2.4.                                                     Compliance With Laws and Regulations.

(a)                       Supplier shall be responsible for compliance with present and future applicable statutes, laws, ordinances and regulations of national, federal, state and local governments now or hereafter in effect materially relating to its manufacture of the Drug. If required or necessary in connection with sales of Products by Company, Supplier shall have its manufacturing facilities become ISO 9001 certified. Without limitation of the foregoing, Supplier represents and warrants to Company that all Drugs sold and delivered to Company under this Agreement will have been manufactured, labeled and packaged in accordance with applicable FDA GMP requirements and, if applicable, Supplier’s ISO 9001 certifications, and that continually during the term of this Agreement no Drugs delivered by Supplier to Company shall be adulterated or misbranded at the time of delivery within the meaning of the U.S. Food, Drug and Cosmetic Act and regulations thereunder or any similar law or regulation. Supplier shall cause Company’s regulatory personnel to be provided with reasonable access from time to time to the facilities and records of Supplier for the purpose of confirming Supplier’s compliance with any applicable FDA GMP and all other applicable requirements noted in this Article 2. Supplier agrees to provide Company with reasonable prior written notice of any FDA inspection of Supplier’s facilities or records prior to such FDA inspection, or if such prior written notice is not feasible, then within three business days thereafter. Supplier also agrees to provide Company with written notice of its receipt of any claim by the FDA or other governmental agency of any actual or alleged violation by Supplier of any GMP or other applicable requirements as soon as practicable following receipt of such notice (but in no event more than 5 business days thereafter). Company shall have the right, at any time and from time-to-time upon not less than 72 hours prior notice to the Supplier, to inspect Supplier’s manufacturing facilities in order to examine all phases of the manufacturing process and inspect or audit any or all of the Supplier’s data and records related thereto and the Products compliance with the terms and conditions hereunder or with respect to any applicable law, rule or regulation. In the event Supplier uses a sub-contractor or third party to perform any part of the manufacturing, Supplier shall obtain the agreement of such sub-contractor or third party that Company shall have similar inspection rights.

(b)                      Company and Supplier (except where Supplier has the responsibility under Section 2.4(a) or elsewhere herein) shall comply with all applicable laws, rules, regulations, codes, and standards of all federal, state, local and municipal government agencies which affect their respective performance and activities under this Agreement. Notwithstanding anything contained herein, Company shall be responsible for compliance with present and future applicable statutes, laws, ordinances and regulations of national, federal, state and local governments now or hereafter in effect including applicable import and export laws materially relating to its purchase, distribution or sale of the Products.

2.5.                                                     Exclusivity. During the term of this Agreement, or if longer, the term of the License and Development Agreement, (a) Supplier shall not promote, make, have made, market or sell the Drug for use in the Field (as defined in the License and Development Agreement) to any person or entity other than Company, and (b) Company shall purchase 100% of its requirements for the Drug for use in the Field from Supplier. Prior to any sale, transfer or other disposition to any third party of Drug for use outside the Field, Supplier shall obtain the agreement of such third party that it will not use, promote, market or sell the Drug in the Field or resell the Drug for use in the Field.

2.6.                                                     Complaints and Adverse Events. Each party agrees to inform the other party promptly (but in no event no later than forty-eight (48) hours after becoming aware of same) of any information concerning any complaint involving the Products or that might be applicable to the Products or adverse drug experience (as defined in 21 C.F.R. § 314.80), injury, toxicity, or sensitivity reaction associated with the use of the Products or that might be applicable to the Products, provided that:

(a)                       if the adverse drug experience is serious, as defined in 21 C.F.R. § 314.80 (including any adverse drug reaction that is fatal or life-threatening, is permanently disabling, requires inpatient hospitalization, or is a congenital anomaly, cancer or overdose), then each party shall notify the other party within twenty-four (24) hours;

(b)                      all notifications to Company shall be by facsimile and on Company’s designated adverse event forms; and

(c)                       all notifications to Supplier shall be by facsimile and on Supplier’s designated adverse event forms.

2.7.                                                     Records and Recall. Company shall maintain complete and accurate records of all Products sold by Company in sufficient detail to enable Supplier to conduct an effective recall of Drugs purchased by Company under this Agreement if Supplier determines that such a recall is required or otherwise necessary or appropriate. In the event of a recall of any of the Drugs by Supplier, Company will cooperate with and assist Supplier in effecting such recall, including promptly contacting any purchasers that Supplier reasonably desires to be contacted and promptly communicating to such purchasers the information or instructions Supplier reasonably desires to be transmitted relating to such recall. Company shall be responsible for all costs of effecting such recall of Products, including any shipping costs related to returning recalled Drugs to Supplier and replacing such recalled Drugs with new Drugs, except, such costs shall instead be paid by Supplier (directly or through reimbursement of Company for costs reasonably incurred by Company) where the recall relates to a matter for which Supplier would be required to indemnify Company under Article 7 of this Agreement. Notwithstanding the foregoing, Company shall control any recall of any products sold by Company to third parties that may incorporate the Drug.

2.8.                                                     Certain Responsibilities. Notwithstanding anything contained herein, Supplier shall not be responsible for any loss or damage, including Products Liability Damages, from the use or performance of the Drugs manufactured under this Agreement where (a) such use or performance did not result from a breach of this Agreement by Supplier, including, without limitation, Supplier’s warranties, (b) the Drugs complied with the description and form described in any documents used for all governmental approvals, applications, submissions, and approvals filed by Company with the FDA, or given to Company by the FDA, and (c) the Drugs complied with the packaging, shipping, and labeling for the Drugs. Company further agrees that no Products will be released for public use or consumption until all requisite governmental approvals therefore have been obtained for such use and consumption.

2.9.                                                     Supply. Supplier agrees:  (i) to have in place prior to the first regulatory approval of the commercial sale of the Product an agreed upon reserve supply of the Drug to support the Product and maintain during the term of this Agreement a commercially reasonable supply for the Drug and (ii) to produce commercially reasonable quantities of the Drug in compliance with FDA GMP requirements and other regulatory requirements. The Company agrees to pay for the agreed upon reserve supply of Drug prior to the first regulatory approval. Supplier agrees to store in a safe and secure off-site location a reserve supply of the Drug and Supplier agrees to exercise commercially reasonable efforts to replenish such supply if it is used. The Drugs shall be stored in compliance with the Specifications and any applicable law or regulation.

ARTICLE 3.

ORDERS AND DELIVERY

3.1.                                                     Purchase Orders. To assist the Supplier in determining the reserve supply of Drug to be maintained, the Company will make its commercially reasonable efforts to forecast its requirements for Drugs six (6) months in advance of ordering Drugs and updating a rolling forecast at three (3) month intervals. Such rolling forecasts by Company shall be used for purposes of facilitating Company’s clinical, sales and marketing plans and meeting the lead times required by certain of Supplier’s suppliers, but they are not legally binding on Company in any manner. Company shall submit purchase orders for the Drugs to Supplier in writing, whether by mail, facsimile, email or otherwise, which shall, at a minimum, set forth the product numbers, quantities, delivery dates, and shipping instructions and shipping addresses for all Drugs ordered. Each purchase order shall constitute a contract between Company and Supplier for the sale of the Drugs ordered and shall be subject to and governed by the terms of this Agreement. The terms and conditions of this Agreement shall so govern and supersede any additional or contrary terms set forth in Company’s purchase order or any Supplier or Company acceptance, confirmation, invoice or other document unless duly signed by an officer of Company and an executive officer of Supplier and expressly stating and identifying which specific additional or contrary terms shall supersede the terms and conditions of this Agreement. With respect to all purchase orders submitted at least sixty (60) days in advance of the earliest scheduled delivery date set forth in such order, Supplier shall fill such orders in accordance with the scheduled delivery dates set forth therein, and with respect to all other purchase orders, Supplier shall exercise commercially reasonable efforts to fill such orders in accordance with the scheduled delivery dates set forth therein.

3.2.                                                     Modification of Orders. No purchase order shall be modified or canceled except upon the mutual agreement of the parties; provided, however, that Company may cancel a purchase order based upon actions of a regulatory authority and Company may make changes to a purchase order in quantities that do not exceed ten (10) percent of such outstanding order, provided that Company will reimburse Supplier for costs incurred on any such cancelled orders to the extent Supplier is not able, after reasonable effort, to recover its costs in connection therewith. Mutually agreed change orders shall be subject to all provisions of this Agreement, whether or not the change order so states. Notwithstanding the foregoing, any purchase order may be cancelled by Company, without any liability to

Company, as to any Drug that is not delivered within sixty (60) days after the delivery date requested by Company, and any such cancellation shall not limit or affect any contract remedies available to Company with respect thereto. Any such cancellation by Company must be by written notice to Supplier given within sixty-five (65) days after the delivery date requested by Company.

3.3.                                                     Delivery Terms. All deliveries of Drugs shall be F.O.B. Supplier’s manufacturing facility. Supplier shall have no further responsibility for risk of damage to or loss or delay of Drugs upon delivery by Supplier at the F.O.B. location to the common carrier specified by Company or, in the event that no carrier shall have been specified by Company on or before the date fifteen (15) days prior to the requested shipment date, a common carrier reasonably selected by Supplier. Company shall be responsible for all shipping, handling, and insurance costs.

3.4.                                                     Product Changes. Supplier shall not, without Company’s prior written consent, materially alter the Specifications for Drugs. Supplier shall not, without Company’s prior written consent, modify the manufacturing processes, methods or procedures for the Drug in any manner that increases the manufacturing costs. Such consent will not be unreasonably withheld by Company if specifications, processes, methods, or procedures must be changed based upon demands by a regulatory authority or changes in applicable law.

ARTICLE 4.

PRICES AND PAYMENTS

4.1.                                                     Prices. Unless and until otherwise mutually agreed by the parties in writing, the purchase price for Drugs manufactured by Supplier for Company under this Agreement shall be determined under Exhibit A.

4.2.                                                     Payment Terms. Payments made by Company for Drugs purchased hereunder shall be due and payable in full within thirty (30) days after the date the invoice is received by Company.

ARTICLE 5.

WARRANTY AND SERVICE

5.1.                                                     Warranty.

(a)                       Supplier represents and warrants to Company that all Drugs sold under this Agreement will have been manufactured, labeled and packaged in accordance with all applicable laws and regulations, including (as applicable) FDA GMP requirements and, if applicable, ISO 9001 certifications, or successor requirements, and all other applicable manufacturing requirements, as well as the Specifications. Supplier represents, warrants and covenants that it will have, or will contract for, the facilities, equipment, licenses, permits and personnel to manufacture and supply the Drugs in accordance with the current forecasted requirements of Company.

(b)                      Supplier represents and warrants to Company that Drugs shall, when delivered to Company, meet the Specifications and warranties set forth herein and shall be free from defects in materials and workmanship. Company shall invoice Supplier for, and Supplier shall promptly pay, all shipping, transportation, insurance and other expenses actually incurred in replacing defective Drugs where either the defect arises from a breach of any representation or warranty of Supplier herein or from a matter for which Supplier would be required to indemnify Company hereunder. Supplier will, at Company’s option, replace or credit Company’s account for any Drug that Company reasonably determines, in accordance with Section 5.3, was defective at the time of shipment to Company or that does not conform to the express warranties of Supplier herein; provided, however, that Supplier shall have no obligation under this warranty to make replacements or grant credits necessitated in whole or in part by accidents; failure to maintain in accordance with any transportation, storage, handling, or maintenance instructions supplied by Supplier; damage due to Company Specifications where Supplier followed such specifications and the damage was due to defects in such Company Specifications; where Company is specifically liable for such damages or defect under the terms of Article 7; damage by acts of nature, vandalism, burglary neglect or misuse; or other fault or negligence of Company or (except for any strict liability of Supplier) the customer or user (collectively, “Warranty Exclusions”).

5.2.                                                     Limited Warranty. THE EXPRESS WARRANTIES SET FORTH ABOVE ARE IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, WHICH ARE HEREBY SPECIFICALLY DISCLAIMED, INCLUDING WITHOUT LIMITATION THE IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE.

5.3.                                                     Inspection of Drug. In the event of any shortage, damage or discrepancy in or to a shipment of Drug or in the event any shipment of Drug fails to comply with the then current Specifications (excluding Warranty Exclusions) or Supplier warranties for the Drugs, Company shall report the same to Supplier within thirty (30) days after its discovery and in no event more than three (3) months after receipt of the Drug after delivery thereof to Company and, if requested in writing by Supplier, furnish such written evidence or other documentation and such samples of the Drug deemed to be nonconforming as Supplier reasonably may deem appropriate in connection therewith. If Supplier agrees that the shipment of Drug is nonconforming, or if the Drug is not delivered within the time periods required, Company may reject the Drugs and return the Drugs to Supplier, at Supplier’s expense (including handling, insurance and shipping charges), unless the Products’ defect results from matters that are Company’s responsibility under Article 7 or constitute Warranty Exclusions. Should the parties disagree as to whether or not a Drug shipment meets Specifications, a sample of such shipment will be sent for analysis to an independent laboratory mutually agreeable to the parties. If the independent laboratory determines that the Drug shipment meets Specifications, Company will accept the Drug shipment, pay Supplier pursuant to the payment terms herein, and shall pay the cost of testing by the independent laboratory. If the independent laboratory determines the Drug shipment to be out of Specification, Supplier will replace the nonconforming Drug shipment at its cost as soon as practicable and shall pay the cost of testing by the independent laboratory.  Following acceptance of a Drug shipment by Company, the sole remedies of Company with respect to damage to or defects in the Drugs shall be those set forth in Sections 5.1 and 7.1.

Company shall not be obligated to conduct any tests or inspections of the Drugs prior to or after its acceptance. Supplier shall promptly notify Company in writing if it has reason to believe that any delivery of the Drug fails to meet the Specifications, fails to satisfy the representations and warranties made under this Article 5, or is otherwise not free from defects in material and workmanship.

ARTICLE 6.

CERTAIN REPRESENTATIONS AND WARRANTIES

6.1.                                                     Representations and Warranties.

(a)                   Supplier represents and warrants to Company that the execution and delivery by Supplier of this Agreement and the performance by Supplier of its obligations hereunder have been duly authorized by all requisite corporate action and will not violate any provision of law, any order of any court or other agency of government, the Articles of Incorporation or Bylaws of Supplier, as amended, or any provision of any indenture, agreement or other instrument to which Supplier or any of its properties or assets is bound, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such indenture, agreement or other instrument, or result in the creation or imposition of any lien, charge, restriction, claim or encumbrance of any nature whatsoever upon any of the properties or assets of Supplier. This Agreement has been duly executed and delivered by Supplier and constitutes the legal, valid and binding obligation of Supplier, enforceable in accordance with its terms, subject, as to the enforcement of remedies, to the discretion of the courts in awarding equitable relief and to applicable bankruptcy, reorganization, insolvency, moratorium and similar laws affecting the rights of creditors generally.

(b)                  Company represents and warrants to Supplier that the execution and delivery by Company of this Agreement and the performance by Company of its obligations hereunder have been duly authorized by all requisite corporate action and will not violate any provision of law, any order of any court or other agency of government, the Articles of Incorporation or Bylaws of Company, as amended, or any provision of any indenture, agreement or other instrument to which Company or any of its properties or assets is bound, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such indenture, agreement or other instrument, or result in the creation or imposition of any lien, charge, restriction, claim or encumbrance of any nature whatsoever upon any of the properties or assets of Company. This Agreement has been duly executed and delivered by Company and constitutes the legal, valid and binding obligation of Company, enforceable in accordance with its terms, subject, as to the enforcement of remedies, to the discretion of the courts in awarding equitable relief and to applicable bankruptcy, reorganization, insolvency, moratorium and similar laws affecting the rights of creditors generally.

ARTICLE 7.

INDEMNIFICATION

7.1.                                                     Supplier’s Liability.

(a)                   Supplier shall indemnify, defend and hold harmless Company and its subsidiaries, and their respective officers, directors, employees, shareholders and distributors from and against and in respect of any and all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, interest and penalties, costs and expenses (including, without limitation, reasonable legal fees and disbursements incurred in connection therewith and in seeking indemnification therefor, and any amounts or expenses required to be paid or incurred in connection with any action, suit, proceeding, claim, appeal, demand, assessment or judgment) finally awarded (“Indemnifiable Losses”), resulting from, arising out of, or imposed upon or incurred by any person to be indemnified hereunder by reason of:  (i) any breach of representation, warranty or agreement on the part of Supplier under this Agreement (collectively, “Supplier Breach”); (ii) Product Liability Damages with respect to the Drugs arising from or related to a Supplier Breach; (iii) any charges of patent or other intellectual property infringement due to the manufacture of the Drugs, the sale of the Drugs for use in the Field (as defined in the License and Development Agreement) or the formulation of the Drug, except to the extent such formulation is required specifically for the Company Specifications, and such infringement would have been avoided by compliance with Supplier Specifications (which indemnity shall be in addition to, and not in lieu of, Supplier’s indemnity made in the License and Development Agreement), or (iv) other negligence or intentional misconduct of Supplier; provided that in no event shall Supplier be liable for matters for which Company is responsible under Section 7.2 below or for punitive or exemplary damages.

(b)                  During the term of this Agreement, Supplier shall maintain, at its expense, a policy of comprehensive general liability insurance sufficient to honor the indemnity made herein, with products liability endorsement, but in no event less than Seven Million Five Hundred Thousand U.S. Dollars ($7,500,000) in the aggregate with a maximum deductible per occurrence of not more than One Million U.S. Dollars ($1,000,000) per occurrence and in the annual aggregate. Said policy shall name Company and its Affiliates as additional beneficiaries. Supplier shall furnish Company with a certificate of insurance evidencing such coverage within thirty (30) days of the execution of this Agreement, which certificate shall provide for not less than thirty (30) days notice to Company prior to material change in coverage or policy cancellation.

7.2.                                                     Company’s Liability. Company shall indemnify, defend and hold harmless Supplier and its subsidiaries and their respective officers, directors, employees, shareholders and suppliers from and against and in respect of any and all Indemnifiable Losses resulting from, arising out of, or imposed upon or incurred by any person to be indemnified hereunder by reason of: (a) any breach of representation, warranty or agreement on the part of Company under this Agreement; (b) Product Liability Damages with respect to the Products other than those arising from or related to a Supplier Breach;  (c) any charges of patent or other intellectual property infringement that does not relate to a claim described in

Section 7.1(a)(iii) and involves the marketing, distribution and sale of the Product by Company; or (d)  negligent handling by Company of the Drugs or changes, additions or modifications to the Drugs by Company (other than changes, additions or modifications made to the Products by Company in connection with or related to the incorporation of the Drugs into or onto, or the utilization of the Drugs in connection with, a medical device, such as a balloon, catheter or stent), or (e) other negligent or intentional misconduct of Company; provided that in no event shall Company be liable for matters for which Supplier is responsible under Section 7.1 above or under the License and Development Agreement, or for punitive or exemplary damages.

7.3.                                                     Procedure. If a claim by a third party is made and a party (the “Indemnitee”) intends to claim indemnification under this Article 7, the Indemnitee shall promptly notify the other party (the “Indemnitor”) in writing of any claim in respect of which the Indemnitee or any of its subsidiaries, directors, officers, employees, shareholders, suppliers or distributors intends to claim such indemnification. If the Indemnitor accepts liability for indemnifying Indemnitee hereunder, Indemnitor shall have sole control of the defense and/or settlement thereof; provided that the Indemnitee may participate in any such proceeding with counsel of its choice at its own expense. The indemnity agreement in this Article 7 shall not apply to amounts paid in settlement of any Indemnifiable Losses if such settlement is effected without the consent of the Indemnitor, which consent shall not be withheld unreasonably. The failure to deliver written notice to the Indemnitor within a reasonable time after the commencement of any such action, if adversely prejudicial to its ability to defend such action, shall relieve such Indemnitor of any liability to the Indemnitee under this Article 7 but the omission to so deliver written notice to the Indemnitor shall not relieve the Indemnitor of any liability that it may otherwise have to any Indemnitee other than under this Article 7. If the Indemnitor fails to provide defense of the claim, and diligently defend or settle the same after receipt of notice from Indemnitee of, and a reasonable opportunity to cure, such failure, the Indemnitee may defend or settle the claim without prejudice to its rights to indemnification hereunder, provided that the Indemnitee does so diligently and in good faith and further does not enter into any settlement or agree to any stipulation that would adversely affect the rights of the Indemnitor or impose any additional obligation on the Indemnitor without the Indemnitor’s prior written consent (which consent will not be unreasonably withheld). The Indemnitee under this Article 7, its employees and agents, shall cooperate fully with the Indemnitor and its legal representatives and provide full information in the investigation of any Indemnifiable Losses covered by this indemnification.

ARTICLE 8.

TERM AND TERMINATION

8.1.                                                     Term. This Agreement shall take effect as of the date hereof and shall continue in force until the earlier of (a) the date on which this Agreement is terminated pursuant to Section 8.2, or (b) the date of termination of the License and Development Agreement (the “Term”). Nothing contained in this Agreement will be interpreted as requiring either party to renew or extend this Agreement beyond the initial term or any renewal term hereof.

8.2.                                                     Termination. Notwithstanding the provisions of Section 8.1 above, this Agreement may be terminated in accordance with the following provisions:

(a)                   A party may terminate this Agreement by giving notice in writing to the other party if the other party is in material breach of any representation, warranty or covenant of this Agreement and, except as otherwise provided herein, shall have failed to cure such breach within thirty (30) days after receipt of written notice thereof from the first party;

(b)                  Either party may terminate this Agreement at any time by giving notice in writing to the other party, which notice shall be effective upon dispatch, if the other party (i) becomes insolvent; (ii) commences any action or proceeding under any bankruptcy or insolvency law for the reorganization, arrangement, composition or similar relief, (iii) has commenced against it any action or proceeding under any bankruptcy or insolvency law, or (iv) makes an assignment for the benefit of creditors, goes into liquidation or receivership or otherwise loses legal control of its business; or

(c)                   Company may terminate this Agreement upon sixty (60) days prior written notice to Supplier if Supplier has been in material breach of any of the representations, warranties or covenants contained herein on three or more occasions within any three hundred sixty (360) day period. In order to exercise such termination right, Company must provide Supplier with written notice of such termination within sixty (60) days after the end of any applicable three hundred sixty (360) day period.

(d)                  Company may terminate this Agreement upon sixty (60) days prior written notice to Supplier if Supplier is unable to produce sufficient quantities of Drug to fulfill Company’s purchase orders on a timely basis.

(e)                   Supplier shall have the right to terminate this Agreement upon sixty (60) days prior written notice if, following an assignment of Company’s rights under the License and Development Agreement pursuant to Section 10.13(b)(iv) or (v) thereof, the permitted assignee terminates its development efforts under the License and Development Agreement or it fails to meet the Performance Standards contained in Exhibit C of the License and Development Agreement.

8.3.                                                     Rights and Obligations on Termination. In the event of termination of this Agreement for any reason, the parties shall have the following rights and obligations:

(a)                   Termination of this Agreement shall not release either party from the obligation to make payment of all amounts previously due and payable.

(b)                  The terminating party shall have the right, at its option, to cancel any or all purchase orders that provide for delivery after the effective date of termination.

(c)                   Nothing herein shall be construed to release either party from any obligation that matured prior to the effective date of such termination.

(d)                  The parties will return and deliver to the other party all of such party’s materials and documents developed during the performance of this Agreement provided that a party may retain one copy of such materials and documents for legal purposes.

(e)                   The parties’ obligations pursuant to Articles 5, 6, 7 and 8 and Sections 2.5, 2.6 and 2.7 hereof and any and all other terms and provisions hereof intended to be observed and performed by the parties after the termination hereof, shall survive termination of this Agreement. All other provisions of this Agreement shall terminate upon termination of this Agreement.

ARTICLE 9.

FORCE MAJEURE

9.1.                                                     Notice of Force Majeure. Upon giving notice to the other party, a party affected by an event of Force Majeure shall be released without any liability on its part from the performance of its obligations under this Agreement, except for the obligation to pay any amounts due and owing hereunder, but only to the extent and only for the period that its performance of such obligations is prevented by the event of Force Majeure.

9.2.                                                     Suspension of Performance. During the period that the performance by one of the parties of its obligations under this Agreement has been suspended by reason of an event of Force Majeure, the other party may likewise suspend the performance of all or part of its obligations hereunder (except for the obligation to pay any amounts due and owing hereunder) to the extent that such suspension is commercially reasonable.

ARTICLE 10.

MISCELLANEOUS

10.1.                                               Nondisclosure. The parties agree not to disclose or use (except as permitted or required for performance by the party receiving such Confidential Information of its rights or duties hereunder or under other agreement between the parties or their Affiliates) any Confidential Information of the other party obtained during the term of this Agreement until the expiration of any and all Patents. Each party further agrees to take appropriate measures to prevent any such prohibited disclosure of Confidential Information by its present and future employees, officers, agents, subsidiaries, or consultants during such period.

10.2.                                               Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and the successors or assigns of the parties hereto; provided, that (a) the rights and obligations of Supplier herein may not be assigned except to any person who succeeds to substantially all of the assets and business of Supplier to which this Agreement relates, and (b) the rights and obligations of Company herein may not be assigned except that Company may assign any or all of its rights, interests and obligations hereunder without Supplier’s consent (i) to Company’s direct or indirect parent, (ii) to any subsidiary of Company at least 50% of the voting power of which is owned, directly or indirectly, by Company or its Affiliates, (iii) to a wholly-owned, direct or indirect subsidiary of Company, (iv) to an entity that acquires the entire equity interest or substantially all of the assets of Company or Company’s parent, or (v) to any person who acquires the product line to which this Agreement pertains; provided that any assignee under this clause (b) shall expressly agree to be bound by all of the provisions of this Agreement, including Section 4.3, and (c) the Company may collaterally assign its rights under this Agreement to parties providing financing in connection with the transactions contemplated hereby. The Supplier may enter into agreements with third parties to provide for performance by third parties of any or all of its obligations to manufacture and supply the Drugs; provided that such agreement is consistent with this Agreement in all material respects. Notwithstanding the provisions of any such agreement, the Supplier shall remain obligated and liable to Company for the performance of its obligations and duties hereunder.

10.3.                                               Complete Agreement. This Agreement and the License and Development Agreement, and the Schedules and Exhibits hereto and thereto, constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all prior agreements whether written or oral relating hereto.

10.4.                                               Governing Law. The formation, legality, validity, enforceability and interpretation of this Agreement shall be governed by the laws of the State of Oregon, without giving effect to the principles of conflict of laws.

10.5.                                               Waiver, Discharge, Amendment, Etc. The failure of any party hereto to enforce at any time any of the provisions of this Agreement shall not, absent an express written waiver signed by the party making such waiver specifying the provision being waived, be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part thereof or the right of the party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to be a waiver of any other or subsequent breach. Any amendment to this Agreement shall be in writing and signed by the parties hereto.

10.6.                                               Notices. All notices or other communications to a party required or permitted hereunder shall be in writing and shall be delivered personally or by facsimile (receipt confirmed electronically) to such party (or, in the case of an entity, to an executive officer of such party) or shall be sent by a reputable express delivery service or by certified mail, postage prepaid with return receipt requested, addressed as follows:

If to Company, to:	Cook Group Incorporated
750 Daniels Way
Bloomington, Indiana 47204
Attn: Pete Yonkman
Facsimile: (812)-339-5369

with a copy to:	Ice Miller LLP
One American Square, Suite 3100
Indianapolis, Indiana 46282
Attn: Stephen J. Hackman
Facsimile: (317) 592-4666

If to Supplier, to:	AVI BioPharma, Inc.
One SW Columbia, Suite 1105
Portland OR 97258
Attn: Alan Timmins
Facsimile: (503) 227-0554

with a copy to:	Davis Wright Tremaine LLP
1300 SW Fifth Avenue, Suite 2300
Portland OR 97201-5682
Attn: Michael Phillips
Facsimile: (503) 778-5299

Any party may change the above–specified recipient and/or mailing address by notice to all other parties given in the manner herein prescribed. All notices shall be deemed given on the day when actually delivered as provided above (if delivered personally or by facsimile) or on the day shown on the return receipt (if delivered by mail or delivery service).

10.7.                                             Expenses. Except as expressly provided herein, Supplier and Company shall each pay their own expenses incident to this Agreement and the preparation for, and consummation of, the transactions provided for herein.

10.8.                                             Titles and Headings; Construction. The titles and headings to the Articles and Sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. This Agreement shall be construed without regard to any presumption or other rule requiring construction hereof against the party causing this Agreement to be drafted.

10.9.                                             Severability. If any provision of this Agreement is held invalid, illegal or unenforceable, such provision shall be enforced to the maximum extent permissible and the remaining provisions shall nonetheless be enforceable according to their terms.

10.10.                                         Relationship. This Agreement does not make either party the employee, agent or legal representative of the other for any purpose whatsoever. Neither party is granted any right or authority to assume or to create any obligation or responsibility, express or implied, on behalf of or in the name of the other party. In fulfilling its obligations pursuant to this Agreement, each party shall be acting as an independent contractor.

10.11.                                         Benefit. Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors or assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

10.12.                                         Survival. All of the representations, warranties, and covenants made in this Agreement, and all terms and provisions hereof intended to be observed and performed by the parties after the termination hereof, shall survive such termination and continue thereafter in full force and effect, subject to applicable statutes of limitations.

10.13.                                         Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed as original and all of which together shall constitute one instrument.

10.14.                                         Execution of Further Documents. Each party agrees to execute and deliver without further consideration any further applications, licenses, assignments or other documents, and to perform such other lawful acts as the other party may reasonably require to fully secure and/or evidence the rights or interests herein.

10.15.                                         Public Announcement. In the event any party proposes to issue any press release or public announcement concerning any provisions of this Agreement or the transactions contemplated hereby, such party shall so advise the other parties hereto, and the parties shall thereafter use their best efforts to cause a mutually agreeable release or announcement to be issued. Neither party will publicly disclose or divulge any provisions of this Agreement nor the transactions contemplated hereby without the other party’s written consent, except as may be required by applicable law or stock exchange regulation, and except for communications to such party’s employees or customers or investors or prospective investors (subject to appropriate confidentiality obligations); provided that, prior to disclosure of any provision of this Agreement that either party considers particularly sensitive or confidential to any governmental agency or stock exchange, the parties shall cooperate to seek confidential treatment or other applicable limitations on the public availability of such information. In particular, prior to such disclosure, each party shall use its best efforts to redact the payment terms specified herein and each party shall provide the other the opportunity to redact other information and seek confidential treatment of any such disclosure.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each of the parties has caused this Supply Agreement to be executed in the manner appropriate to each, as of the date first above written.

COOK GROUP INCORPORATED	AVI BIOPHARMA, INC.

By:	By:

Printed:	Printed:

Title:	Title:

EXHIBIT A

Pricing

For the first three grams of the Drug purchased by Company hereunder, the price shall be:  *** per mg.

For all subsequent purchases of the Drug hereunder, the price shall be:  *** per mg.

As a reference point:

•                  It is anticipated that the weight of drug on a stent platform will be approximately *** mg;

•                  For the AVAIL clinical trial, the weight of drug used for catheter delivery was *** mg;

•                  For AVI’s ongoing APRAISAL trial in Germany for systemic delivery, the weight of drug used in the microbubble formulation is *** mg.